                                                                    EXHIBIT 11.1
                              SEGUE SOFTWARE, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    Primary               Fully diluted
                                                    income (loss)         income (loss)
                                                    per common share      per common share
                                                    ------------------    -----------------
For the three months ended March 31, 1997:
   Net income                                           $  698                   $  698
                                                        ======                   ======
   Weighted average common shares outstanding
         during the period                               7,218                    7,218
   Dilutive effect of stock options                        866                      865
   Weighted average common and common
         equivalent shares outstanding                   8,084                    8,083
                                                        ======                   ======
   Net income per common and common
         equivalent shares                              $  .09                   $  .09
                                                        ======                   ======

For the three months ended March 31, 1996:

   Net income                                           $    2                   $    2
                                                        ======                   ======
   Weighted average common shares outstanding
         during the period                               5,001                    5,146
   Weighted average cheap stock outstanding
         during the period /(1)/                           122                      122
                                                        ------                   ------
   Weighted average common and common
         equivalent shares outstanding                   5,123                    5,268
                                                        ======                   ======
   Net income (loss) per common and common
         equivalent shares                              $                        $
                                                            -                        -
                                                        ======                   ======

/ (1)/ In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of Common Stock and Common Stock equivalents within one year prior to the initial filing date of the registration statement, at share prices less than the assumed initial public offering price, are considered to have been made in anticipation of the public offering which was completed April 2, 1996. Accordingly, these equity issuances are treated as if issued and outstanding, using the treasury stock method, for the three months ended March 31, 1996.